Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

**MNT - Q4 2007 The MENTOR Network Earnings Conference Call

Event Date/Time: Jan. 04. 2008 / 11:00AM ET

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CORPORATE PARTICIPANTS

Ned Murphy

National MENTOR Holdings, Inc. - President and CEO

Bruce Nardella

National MENTOR Holdings, Inc. - EVP and COO

Denis Holler

National MENTOR Holdings, Inc. - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Walter Branson

Regiment Capital - Analyst

Wei Romualdo

Stone Harbor Investment Partners - Analyst

Francois Berleau

BlueMountain Capital Management - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. And welcome to the fourth quarter fiscal year end 2007 National MENTOR Holdings conference call. At this time, all participants are in listen-only mode. We will conduct a question-and-answer session toward the end of this conference. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the call over to Mr. Ned Murphy, Chief Executive Officer. Please proceed.

Ned Murphy  — National MENTOR Holdings, Inc. - President and CEO

Thank you. This is Ned Murphy and I’m here in our office in Boston with Bruce Nardella, the Company’s Chief Operating Officer, and Denis Holler, the Company’s Chief Financial Officer. I’d like to welcome participants on the call to national MENTOR Holdings Inc.’s conference call for the fourth quarter and for the fiscal year ended September 30, 2007. We provided notice of this call in a public news release distributed through the financial media. In addition, on December 21, 2007, we issued a news release through the financial media summarizing our results for the quarter and fiscal year ended September 30, 2007, and we filed our 10-K with the SEC. The news release and the 10-K are also posted on our Investor Relations website at tmnfinancials.com.

Although it is not our intention to provide forward-looking statements, I have to inform you that comments on this call may contain forward-looking statements. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties discussed in the note regarding forward-looking statements and risk factors included in our filing with the Securities and Exchange Commission.

We may also discuss certain non-GAAP financial measures during this call. I would refer you to our press release of December 21 for comparable GAAP measures. While some participants in this call may receive non-public information about our Company, this call will address only public information.

First, I’d like to give a quick review of the results for the quarter. Revenues for the fourth quarter ended September 30, 2007 were $233.5 million, an increase of $24.6 million or 11.8% over revenues for the fourth quarter ended September 30, 2006. Adjusted EBITDA for the fourth quarter was $23.3 million, an increase of $1.1 million or 5% as compared to adjusted EBITDA for the fourth quarter of fiscal ‘06. For the year, revenues were $910.1 million, an increase of $120.9 million or 15.3% over revenues for FY ‘06. An adjusted EBITDA was $100.6 million, an increase of $15.8 million or 18.6% compared to adjusted EBITDA for the fiscal year ended September 30, 2006.

A couple of items of note before I turn it over to Bruce for a more in-depth discussion of the fourth quarter, I went to take a moment to focus on where we see the Company from a big picture point of view. We have just completed a year and a half in our relationship with Vestar. And with the encouragement and support of Vestar and our Board of Directors, and with the assistance of external consultants, senior management has spent the last year engaged in an intensive strategic planning process. Both the Board and the senior management see this as a good time to invest in the Company and its future growth. And we are doing so with regard to our business processes, our infrastructure, and our programs.

Some of these early costs, the early costs of these investments are reflected in our FY ‘07 results, and more substantial investments will be made in FY ‘08 and beyond. We are confident, however, that these investment decisions will strengthen our Company and position us well for future growth.

I would like to turn the call over to Bruce Nardella, our Chief Operating Officer, at this point for some more in-depth information on our results, particularly with respect to the fourth quarter. Bruce?

Bruce Nardella  — National MENTOR Holdings, Inc. - EVP and COO

Thanks, Ned. In terms of the fourth quarter performance, there were a number of drivers that resulted in the $23.3 million in adjusted EBITDA. First off, as I believe has been discussed in the past, we continue to work with our local management in North Carolina as the state continues to redefine the services in their mental health system, and adjust authorizations accordingly. This continues to be a moving picture. And this has resulted in a substantial decline when you measure the fourth quarter results compared to the fourth quarter ‘06.

Secondly, there was some softness associated with the summer months. We have seen this in the past. This is normally driven by school being out and school-related services typically trending off, which is natural, as well as somewhat of a reduction in normal referral patterns when compared to the rest of the year. Typically our referral sources from state and county governments slow down as a normal summer pattern. And we did see this again in the fourth quarter of ‘04. We saw a little more of it than we had seen in past years. But at this point in time, we don’t see that as a trend that is continuing in the business and we look at it as somewhat normal.

And finally, probably the most profound impact on the adjusted EBITDA results was the new start investment for the fourth quarter. It was $900,000 over the fourth quarter of last year. Frankly, we are very excited about this. It was nearly $1 million over the spend in news starts in the previous quarter of this year. We are excited about this. It represents our field turfing up what we think are good opportunities for future growth and actually we’re quite excited about that investment trend.

So those are the three factors that led to the performance largely in the fourth quarter. And now I will turn it over to Denis for some more analysis on the numbers.

Denis Holler  — National MENTOR Holdings, Inc. - EVP and CFO

Thanks, Bruce. I’ll discuss our financial results including balance sheet and cash flow highlights for both the fourth quarter and our fiscal year ended September 30, 2007.

As was the case previously, you’ll note that our 2006 results are divided into successor and predecessor periods. The term successor refers to the Company following the sale of Vestar on June 29, 2006. The predecessor refers to the Company prior to that. So later, when I compare to fiscal 2006, I’m referring to the sum of these two periods.

On this call, I will be referring to adjusted EBITDA. And that’s defined in our press release. We discussed adjusted EBITDA because we think it’s an appropriate measure of our business results. But please remember it’s a non-GAAP financial measure and should not be considered an alternative to other GAAP measures, such as net income or income from operations.

Turning to our results for the fourth quarter, as Ned mentioned, revenues were $233.5 million, representing an increase of $24.6 million or 11.8% over revenues for the quarter ended September 30, 2006. Approximately $9 million of the revenue increase related to several acquisitions that closed after July 1, 2006. Excluding revenue growth from these acquisitions, revenues increased $15.6 million or 7.5%, approximately $13 million of this increase was due to growth in our existing programs. And the remaining increase of $2.6 million was derived from new programs that began their operations after July 1 of 2006.

Income from operations for the fourth quarter ended September 30, 2007 improved modestly by $1.3 million to a total of $8.6 million compared to the quarter ended September 30, 2006. Our operating margin also improved slightly to 3.7% from 3.5% last year. And our net loss also improved $2.9 million from $3.7 million of loss for the quarter ended September 30, 2006.

Adjusted EBITDA for the quarter ended September 30, 2007 was, as Ned said, $23.3 million. This represents an increase of $1.1 million or 5% over our adjusted EBITDA for the quarter ended September 30, 2006. Virtually all of this increase resulted from our 2007 acquisitions. And as Bruce pointed out, we have increased our new start spending in the last half of this year, and this quarter included approximately $900,000 of increased investment over the fourth quarter of 2006.

Moving to year-to-date results, revenues for the fiscal year ended September 30, 2007 were $910.1 million, representing an increase of $120.9 million or 15.3% over revenues for fiscal 2006. Approximately $70.3 million of this increase related to acquisitions that closed during fiscal 2006 and fiscal 2007.

Excluding the revenue growth from these acquisitions, revenues increased $50.6 million or 6.4% from the prior fiscal year. Approximately $38.3 million of this increase was due to growth in our existing programs and the remaining increase of $12.3 million was derived from new programs that began operations during fiscal 2006 to fiscal 2007.

Income from operations for fiscal 2007 was $47.4 million, an increase of $31.9 million compared to the income from operations for fiscal 2006. The operating margin was 5.2% for fiscal 2007, an increase from 2% for fiscal 2006. The increase in operating margin primarily reflects one-time merger-related costs in the predecessor period, consisting of a $26.9 million expense related to the payment of stock options and $9.1 million in professional fees.

Our net loss for fiscal 2007 was $2.5 million compared to a loss of $35.5 million last year. Again, this was driven by the one-time merger-related costs related to the sale of the Company to Vestar.

Adjusted EBITDA for fiscal 2007 was $100.6 million, representing an increase of $15.8 million or 18.6% over adjusted EBITDA for fiscal 2006. The majority of this growth came from three strategic acquisitions completed at the beginning of the fiscal year — Behavioral Health Care of the Carolinas, Rockland Child Development Services, and Therapeutic Programs Inc. These results also included $4.1 million of new start losses related to programs started within the last 18 months.

Moving to our balance sheet, cash on September 30 of 2007 was $29.4 million. And our total operating Company debt outstanding was $516.3 million. This puts our leverage at 4.9 times and our interest coverage at 2.2 times at year-end. As you know, the Company’s indirect parent, NMH Holdings, Inc., issued $175 million of senior floating rate toggle notes on July 5, 2007. These notes are unsecured and are not guaranteed by the Company. Interest accrues at a rate of LIBOR plus 7.125%, which is the current rate of about 12.5%.

In September, we elected to issue additional pick notes in lieu of making a cash interest payment. We intend to continue this practice through the maturity of the notes until 2012. The balance on these notes at September 30, 2007 was $180 million, including the accrued interest. Including these notes, our leverage was 6.6 times at September 30, 2007.

Moving now to a cash flow summary for the quarter. During the three months ended September 30, 2007, our cash balance increased by $2.6 million from $26.8 million to $29.4 million. As indicated in our press release, this quarter we generated $23.3 million of adjusted EBITDA. We made cash interest payments of about $18.1 million and repaid $937,000 of debt. Capital expenditures increased to $9.9 million or 4.25% of revenues. I will comment further on this shortly. Although working capital decreased by approximately $800,000, we experienced an increase in DSO of two days over the June quarter.

Moving to the fiscal year, all in all, 2007 was a very successful year from a cash flow perspective. We generated approximately $28 million of cash during the year and deployed $25 million of that for acquisitions. Our cash balances increased by $2.9 million during the year to the $29.4 million, and as indicated in our press release, we generated $100.6 million of adjusted EBITDA and made cash interest payments of $47.7 million.

Capital expenditures for the fiscal year were $19.5 million, and working capital consumed approximately $1.5 million. Of the working capital increase, approximately $12.5 million related to the increase in accounts receivable. During the year, DSO increased by approximately four days from about 45 days to about 49 days.

Acquisitions for the year totaled, as I said, $25.1 million and included $9.1 million for Therapeutic Programs and $13.1 million for the Rockland Child Development Services.

A word about our DSO increase, which amounted to two days in the fourth quarter and four days over this fiscal year. Although approximately half of the increase resulted from acquiring businesses with DSO’s greater than our average and are therefore permanent, the other half represents a real opportunity for us in 2008. Although there continue to be many complexities in billing and collecting from our payor base, we don’t believe the external environment has worsened during 2007 and look forward to improvement in this area.

We mentioned in our 10-K that we invested $2 million in a new AR billing project in 2007. This system, which will be implemented over the next two years, will be a big part of the solution to manage billing and collections more efficiently.

As Ned mentioned, the Company is entering a period of increased investment. As I had said, in the fourth quarter, we increased our CapEx spending to $9.9 million, which is over 4% of revenue and well ahead of our recent trends. Although our recurring CapEx growth and maintenance should continue in the 2% range, these growth and infrastructure initiatives will require an additional investment of approximately 1% of revenue. Therefore, we believe our current — our total CapEx requirement for 2008 is expected to be closer to 3% of our revenues.

And with that, I’ll turn it back to Ned.

Ned Murphy  — National MENTOR Holdings, Inc. - President and CEO

Thanks, Denis. [Frances], could you open the line for questions at this point?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Walter Branson, Regiment Capital.

Walter Branson  — Regiment Capital - Analyst

Actually I had a couple of questions. First, a quickie. The impairment charge of $1.1 million during the quarter, was that a component of SG&A?

Denis Holler  — National MENTOR Holdings, Inc. - EVP and CFO

Yes.

Walter Branson  — Regiment Capital - Analyst

Okay. Good. And I wonder if you could expand a little bit on the increased investment that you expect? I guess maybe tell me a little bit about the increased investment in ‘07 to the extent it was CapEx, what did it consist of and what increased investment did you make in operating expenses?

And then going forward, you mentioned the higher CapEx, but do you expect higher investment through operating expenses and what kind of specifics can you give me about that?

Ned Murphy  — National MENTOR Holdings, Inc. - President and CEO

This is Ned, Walter. Let me take a crack at that and then Bruce and Denis can comment on it as well.

As I indicated, we’ve — with the help of Vestar and our Board of Directors — undertaken a strategic planning process during much of the last year that has charted out a path for us over the course of the next several years. And the Board’s view and the senior management’s view is that this is an excellent time to be making investments for the long-term health of the Company. We see those in several areas, particularly — I would divide them into, I guess, two categories initially. One would be business process improvements and infrastructure, by which we mean improvements in our IT and HR operations in particular; a few other things as well, but those are the areas that we’re particularly focused on in our business processes and information technology.

And then the second basket of investment is in our actual programs, in our revenue generating businesses. And we have developed, as I said, some strategic initiatives in that regard that involves increasing new start expenditures. We’ve traditionally had a new start program, as you know, but we’ve found ways and opportunities to increase that, which we think will be of significant benefit to the Company in the long haul. You saw that in the fourth quarter, where we jumped up to a spending rate considerably above our traditional spending rate on new starts and also above our budget for that period. But we’ve deliberately decided to do that because we think it makes a lot of sense in the long haul.

So those are the broad categories in which you will see investment. As Denis mentioned, we invested in the fourth quarter in a new AR billing system. We’re at the beginning of that process. That will take 18 to 24 months to conclude. So there will be continued investment in that score as well.

Walter Branson  — Regiment Capital - Analyst

So in terms of the business process improvement and infrastructure investments, would those be primarily CapEx or both CapEx and operating expenses? Obviously, I think as the programs start, expense is an operating —?

Ned Murphy  — National MENTOR Holdings, Inc. - President and CEO

That’s right.

Walter Branson  — Regiment Capital - Analyst

And I guess what I’m really trying to get to is to what extent can we expect to see a significant drag on EBITDA in 2008 because you’re making these long-term investments?

Ned Murphy  — National MENTOR Holdings, Inc. - President and CEO

Well, we don’t give guidance, Walter. But we also try to be very frank and straightforward with the investors who have invested in the Company. And that’s why we’re raising this because these important strategic decisions that we think in the long run will have a very positive effect on the Company do have a short term impact on profitability.

Operator

Wei Romualdo, Stone Harbor.

Wei Romualdo  — Stone Harbor Investment Partners - Analyst

I missed a little bit in the front. You were talking about one other state having to do a lot of reauthorization. Could you just go over that again? And how long this process may take?

Ned Murphy  — National MENTOR Holdings, Inc. - President and CEO

Yes. This is Ned Murphy again. Let me briefly bring you up to date. We discussed on our last quarterly call the fact that there was a significant policy and reorganization of the child welfare system underway in the state of North Carolina, which is a significant business unit for us. And that’s resulting in both rate changes and in the changes in the way that authorizations for services are granted in that state. This has been going on for about the last 14 or 15 months.

At the beginning of that period, which is — prior to the beginning of the ‘07 fiscal year and then during the first couple of quarters of the ‘07 fiscal year, our business in North Carolina expanded dramatically, both in its core and then through an acquisition that we did there. And at the same time the rates in North Carolina increased significantly. So there was a large and disproportionate contribution made by that business unit to the results in the first couple of quarters of the year.

The state continued to modify the way it did business, which had reversed some of those increases in the latter part of the year. And that’s continuing to — we think the situation is stabilizing there. We are positive about North Carolina as a business going forward, but it’s been a rather tumultuous period as a consequence of policy decisions made by the state over the last 18 months or so.

Wei Romualdo  — Stone Harbor Investment Partners - Analyst

Another question I have is just general, a cost trend that’s been trending up. So EBITDA margin, there’s some compression there. You mentioned about the new program. Is that all contributable to the new program? Or is there cost inflation that you’re not really getting back from rate increases?

Ned Murphy  — National MENTOR Holdings, Inc. - President and CEO

I think that it’s — we saw the increase in spending for news starts there. We saw some reduction in contribution from North Carolina, as Bruce referred to. And I think those are the two main components of the margin change that you would have seen in the fourth quarter.

Wei Romualdo  — Stone Harbor Investment Partners - Analyst

Okay. Regarding North Carolina, when do you think that would stabilize? Or do you think it will continue to affect over the next few quarters?

Ned Murphy  — National MENTOR Holdings, Inc. - President and CEO

Bruce Nardella, our Chief Operating Officer, will answer that.

Bruce Nardella  — National MENTOR Holdings, Inc. - EVP and COO

Thanks, Ned. The state continues to overspend their budget in North Carolina. And that’s what’s really driving the re-look at the authorization system. This is a problem that’s being encountered by all mental health service providers there. And the providers in North Carolina are trying to work with the state to come up with a — sort of a happy medium. So it continues to be a work in progress there. As Ned said, we feel very good about the long range prospects there, but as long as the state continues to overspend, they will continue to scrutinize the authorizations.

The rates have stabilized. We don’t see any additional rate cuts coming in the near-term. So the rates have stabilized. It’s just that the state will continue to scrutinize the number of the amount of services that they authorize, at least in the short term.

Wei Romualdo  — Stone Harbor Investment Partners - Analyst

And how large is state of North Carolina in terms of revenue to you?

Ned Murphy  — National MENTOR Holdings, Inc. - President and CEO

Well, we’re going to look that up to get a precise number. It’s one of our medium-size business units.

Wei Romualdo  — Stone Harbor Investment Partners - Analyst

Okay. That’s all my questions.

Operator

(OPERATOR INSTRUCTIONS). Walter Branson, Regiment Capital.

Walter Branson  — Regiment Capital - Analyst

Just following up on the last line of conversation. When did you incur a rate cut in North Carolina? Can you give us a sense as to the size of that? And what kind of impact roughly are you experiencing on your volume there now?

Bruce Nardella  — National MENTOR Holdings, Inc. - EVP and COO

This is Bruce again. The first rate increase that [Denis] mentioned I believe was a year ago in April. And then the rate was reduced, I believe, it was in April of this past year.

Walter Branson  — Regiment Capital - Analyst

And the size of the reduction?

Bruce Nardella  — National MENTOR Holdings, Inc. - EVP and COO

The reduction, I believe, was about a 15% rate cut. But again, that was off of the inflated rate, which had, I believe, had been increased by as much as — it could have been as much as 20% earlier, the rate increase.

Walter Branson  — Regiment Capital - Analyst

And then what kind of volume erosion are you experiencing because of these program authorization issues?

Bruce Nardella  — National MENTOR Holdings, Inc. - EVP and COO

The actual revenue is around $30 million for the state. I’ll have to — as far as the erosion goes, off of the trended that we were experiencing in the first two quarters of FY ‘07, it — probably around a 10% reduction.

Operator

[Francois Berleau], BlueMountain Capital.

Francois Berleau  — BlueMountain Capital Management - Analyst

Thank you for taking my question. I was wondering if you could talk about the rate prospects for 2008 and forward in the key states, especially as the economy is softening or going into a recession. How would that effect your rates?

Ned Murphy  — National MENTOR Holdings, Inc. - President and CEO

Okay. The rate picture, so far, we have not seen significant — any kind of significant across-the-board impact of recessionary pressures. I realize we don’t yet know whether we’re in a recession, but of course we are concerned about that and continue to follow the impact on state governments across the country.

In our largest business units — for example, Minnesota, which is our largest one; I think we’ve discussed this before — but Minnesota has a biannual budget process, two years at a time. And earlier this year they enacted a new biannual budget, which includes rate increases of 2% for each of the two years of the biennium. That’s consistent. Then the previous biennium, they had rate increases of 2.2%.

So it’s been in the 2% range each year for what will then be a four year period in Minnesota. And that’s our biggest business unit and important to us. So we see that as pretty stable.

We’ve seen modest rate increases here and there, elsewhere across the country. We’re describing it as 1% to 2% rate range, although some are well above that. And as Bruce indicated, in North Carolina and in one or two other places, we actually do see some negative rate adjustments.

I would say that our particular concern would be in states where the tax base of the state is heavily dependent on real estate. As we know, this downturn has been led in part by real estate concerns. So if you look at a state like Florida, where there is no state income tax and no state sales tax, there’s heavy reliance on real estate. And to the extent that the real estate market is in difficult shape, that presents a greater problem than it does, for example, to a state like California, where there’s a more broad-based tax structure.

So those are the kind of things that we follow, but we have not seen any dramatic across-the-board cuts. I would say it’s more business as usual. There has been some discussion and a modest kind of temporary rate adjustment — negative rate adjustment that was made in a small portion of our programs in Florida. But we’re in negotiations — the provider community is in discussions with the state there. And it’s kind of in a holding pattern. And we’re hoping that that will be okay. But that’s a relatively small part of our business there.

So we’re not seeing any negative — across-the-board negative impact yet, but we’re watching closely. I would say our view is cautiously optimistic that we will continue in this 1% to 2% rate environment on average across the country. But there will be outliers around that.

Francois Berleau  — BlueMountain Capital Management - Analyst

[technical difficultly]

Ned Murphy  — National MENTOR Holdings, Inc. - President and CEO

I’m sorry — [Frances], I don’t know if you heard that. That broke up on us.

Operator

I did. One moment. Okay, you may continue.

Francois Berleau  — BlueMountain Capital Management - Analyst

Thank you. Just as a quick follow-up, did you say North Carolina revenue was about $30 million?

Ned Murphy  — National MENTOR Holdings, Inc. - President and CEO

Yes, that’s right.

Francois Berleau  — BlueMountain Capital Management - Analyst

And what is it for Florida?

Ned Murphy  — National MENTOR Holdings, Inc. - President and CEO

One minute.

Denis Holler  — National MENTOR Holdings, Inc. - EVP and CFO

$70 million.

Francois Berleau  — BlueMountain Capital Management - Analyst

Thank you very much.

Operator

And this time there are no other questions in the queue. I would like to turn it back over to Mr. Murphy for closing remarks.

Ned Murphy  — National MENTOR Holdings, Inc. - President and CEO

I want to thank you for joining our fourth quarter and year-end conference call. We appreciate your continuing interest in the Company. We have another call scheduled for the first quarter of 2008, which will be towards the end of February. We will look forward to talking to you at that time. Thank you for your interest in the Company.

Operator

Thank you all for your participation in today’s conference. To access the replay for this call, you may dial 617-801-6888 or 888-286-8010 with the replay pass code 62638178. The replay will be available in approximately one hour’s time. This concludes the presentation. You may now disconnect and have a good day.

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